UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 29, 2008

ATLAS MINING COMPANY
(Exact name of registrant as specified in its charter)

Idaho	000-31380	82-0096527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Yellowstone, Osburn, Idaho		83849
(Address of principal executive offices)		(Zip Code)
(208) 556-1181
Issuer's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

The information set forth below in Item 8.01 is hereby incorporated by reference in its entirety.

Item 8.01	Other Events

On September 29, 2008 the board of directors determined that as compensation for serving on  the Company’s board of directors for the fourth quarter of 2008  (a) John Levy will receive a director’s fee of $10,000 and a fee of $10,000 for serving on the special committee of the board,  all of which Mr. Levy has  elected to take in cash, and (b) Morris Weiss will receive a director’s fee of $10,000 and an additional director’s fee of $30,000 for supervising the Company’s outside counsel in litigation involving the Company, all of which payments Mr. Weiss has elected to take in common stock, which will result in the issuance on October 1, 2008 of 82,305 shares to Mr. Weiss based on a stock price of $.486 per share, the average price per share at the daily closing of the last five trading days leading up to the first business day of the fourth quarter of 2008. The issuance of the shares to Mr. Weiss is made in reliance upon the exemption found in Section 4(2) of the Securities Act of 1933. Mr. Ronald Price shall receive no compensation for serving as a director.
On September 29, 2008 the board of directors extended to December 31, 2008 the charter of the special committee formed by the board of directors on January 11, 2008.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS MINING COMPANY
(Registrant)

Date:	October 2, 2008	/s/	MICHAEL LYON
By: Michael Lyon
Chief Executive Officer and President